December 15, 2003

Securities and Exchange Commission

Washington, D.C.  20549

Gentlemen:

We have read Item 4 of the Current Report on Amendment No. 1 to Form 8-K of Little Squaw Gold Mining Company dated December 15, 2003, and we agree with the statements contained therein insofar as they relate to our firm.

Sincerely,

/s/  LeMaster & Daniels PLLC